Exhibit 99.1

For Immediate Release

GenCorp Inc. Announces Redemption of $52.5 Million of 9 1/2% Senior
Subordinated Notes due 2013

SACRAMENTO, Calif., — January 10, 2005 — GenCorp Inc. (“GenCorp” or the “Company”) announced today that it has called for redemption of $52.5 million principal amount of its 9 1/2% Senior Subordinated Notes due 2013, representing 35% of the $150 million aggregate principal outstanding. The redemption will occur on February 9, 2005, and in accordance with the indenture governing the notes, the redemption price is 109.5% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest. The Company exercised its option to redeem a portion of the notes with a portion of the proceeds from the equity offering completed in November 2004.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the development, sale and leasing of the Company’s real estate assets. Additional information about the Company can be obtained by visiting the Company’s web site at http://www.GenCorp.com.

Forward-Looking Statements

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time to time in GenCorp’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine GenCorp’s future results are beyond the ability of GenCorp to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. GenCorp undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact information:

Investors: Yasmin Seyal, senior vice president and chief financial officer 916.351.8585

Media:	Linda Cutler, vice president, corporate communications 916.351.8650
Judith Wilkinson/Jeremy Jacobs, Joele Frank, Wilkinson Brimmer Katcher 212.355.4449